Exhibit (a)(5)(ix)

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Investors	Media
Traci McCarty	Erin Rau
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(925) 683-9622

BioMarin Announces Completion of Acquisition of Inozyme

SAN RAFAEL, Calif. July 1, 2025 /PRNewswire/ — BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) said today that it completed the previously announced agreement to acquire Inozyme Pharma, Inc. (Nasdaq: INZY) for $4.00 per share in an all-cash transaction worth approximately $270 million. The acquisition will strengthen BioMarin’s enzyme therapies portfolio, adding a late-stage enzyme replacement therapy, INZ-701. The medicine is currently being developed for the treatment of ectonucleotide pyrophosphatase/phosphodiesterase 1 (ENPP1) Deficiency, a rare, serious and progressive genetic condition that affects blood vessels, soft tissues and bones.

On May 16, 2025, BioMarin and Inozyme announced that the companies had signed a definitive merger agreement pursuant to which BioMarin commenced a tender offer on June 2, 2025, to acquire all of the issued and outstanding shares of Inozyme common stock (the “Shares”) at a price of $4.00 per share.

BioMarin’s tender offer expired as scheduled at one minute following 11:59 p.m., Eastern Daylight Time, on June 30, 2025 and was not further extended (the “Expiration Date”). Computershare Trust Company, N.A., the depositary for the tender offer, has advised BioMarin that, as of the Expiration Date, a total of 45,455,118 Shares were validly tendered and not validly withdrawn pursuant to the tender offer, representing approximately 70% of the issued and outstanding Shares. Such Shares have been accepted for payment and will be promptly paid for in accordance with the terms of the tender offer. Following the completion of the tender offer, BioMarin completed the acquisition of Inozyme by consummating the merger of Incline Merger Sub, Inc., a wholly-owned subsidiary of BioMarin, with and into Inozyme pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. As a result of the merger, all remaining Shares not tendered in the tender offer (other than Shares held by BioMarin and other than Shares held by Inozyme stockholders who are entitled and have properly demanded appraisal in connection with the merger under Delaware law) were converted into the right to receive $4.00 per share in cash, the same price that was paid in the tender offer. Following completion of the merger, the Shares have ceased trading on the Nasdaq Global Select Market and will be delisted.

Goldman Sachs & Co. LLC acted as exclusive financial advisor to BioMarin, and Cooley LLP served as legal counsel. Centerview Partners LLC acted as exclusive financial advisor to Inozyme, and Goodwin Procter LLP and WilmerHale LLP, which has served as corporate counsel to Inozyme since its founding, served as legal counsel.

About BioMarin

BioMarin is a global biotechnology company dedicated to translating the promise of genetic discovery into medicines that make a profound impact on the life of each patient. The San Rafael, California-based company, founded in 1997, has a proven track record of innovation with eight commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, BioMarin seeks to unleash the full potential of genetic science by pursuing category-defining medicines that offer new possibilities for people living with genetically defined conditions around the world. To learn more, please visit www.biomarin.com.

About Inozyme

Inozyme Pharma is a clinical-stage biopharmaceutical company, with approximately 50 employees based in Boston. The company is dedicated to developing innovative therapeutics that target the PPi-Adenosine Pathway, a key regulator of bone health and blood vessel function. Disruptions in this pathway underlie a range of severe diseases, including ENPP1 Deficiency. Our lead investigational therapy, INZ-701, is an ENPP1 Fc fusion protein enzyme replacement therapy designed to restore pyrophosphate and adenosine levels. INZ-701 is currently in late-stage clinical development in ENPP1 Deficiency, with the potential to expand into additional indications where deficiencies in the Pyrophosphate-Adenosine Pathway contribute to disease pathology, including ABCC6 Deficiency and calciphylaxis. Through our pioneering work, we aim to transform treatment options for patients affected by these devastating conditions.

Forward-Looking Statements

This press release contains forward-looking statements about, among other things, the acquisition of Inozyme Pharma, Inc. (“Inozyme”) by BioMarin Pharmaceutical Inc. (“BioMarin”) and the business prospects of Inozyme and BioMarin, including, without limitation, statements about: the prospective benefits of the acquisition; Inozyme’s product candidate INZ-701 and expectations regarding its ongoing development, including the potential for INZ-701 to be the first treatment for people living with ENPP1 Deficiency; and other statements that are not historical facts. Actual results could differ materially from those anticipated in these forward-looking statements. Except as required by law, each of BioMarin and Inozyme assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise. These statements, which represent each of BioMarin’s and Inozyme’s current expectations or beliefs concerning various future events that are subject to significant risks and uncertainties, may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results.

These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Forward-looking statements reflect current beliefs and expectations; however, these statements involve inherent risks and uncertainties, including, without limitation, with respect to: the effects of the acquisition on BioMarin’s stock price and operating results; unknown or inestimable liabilities; the development, launch and commercialization of products and product candidates such as INZ-701, if approved; the successful completion of regulatory activities with respect to INZ-701; the parties’ ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period and that BioMarin and Inozyme will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; obtaining and maintaining adequate coverage and reimbursement for BioMarin’s or Inozyme’s products; the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients, including with respect to current and planned future clinical trials of INZ-701; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to BioMarin’s or Inozyme’s business operations and financial results; the sufficiency of BioMarin’s or Inozyme’s cash flows and capital resources; BioMarin’s evaluation of the accounting treatment of the acquisition and its potential impact on its financial results and financial guidance; BioMarin’s or Inozyme’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the effects of the transaction on relationships with key third parties, including employees, customers, suppliers, other business partners or governmental entities, including the risk that the acquisition adversely affects employee retention; transaction costs; risks that the acquisition disrupts current plans and operations; risks that the transaction diverts management’s attention from ongoing business operations; any legal proceedings and/or regulatory actions that may be instituted related to the acquisition; and other risks and uncertainties affecting BioMarin and Inozyme, including those risk factors detailed in BioMarin’s and Inozyme’s filings with the Securities and Exchange Commission, including, without limitation, the risk factors contained under the caption “Risk Factors” in BioMarin’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 and Inozyme’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, as such risk factors may be updated by any subsequent reports, as well as the Tender Offer Statement on Schedule TO and related tender offer documents, as amended, filed by BioMarin and its acquisition subsidiary, Incline Merger Sub, Inc., and the Solicitation/Recommendation Statement on Schedule 14D-9, as amended, filed by Inozyme. Stockholders of BioMarin and Inozyme are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin and Inozyme are under no obligation, and expressly disclaim any obligation, to update (publicly or otherwise) or alter any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events or otherwise.

BioMarin® is a registered trademark of BioMarin Pharmaceutical Inc. or its affiliates. Inozyme® is a registered trademark of Inozyme Pharma Inc. or its affiliates.